Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on the date(s) set forth on the signature page hereto, but to be effective for all purposes as of May 31, 2013 (the “Effective Date”), by and between GRAY FOX PETROLEUM CORP., a Nevada corporation (the “Company”), and LAWRENCE PEMBLE (“Executive”). Certain capitalized terms used herein but not otherwise defined shall have the meanings as set forth in Section 13 of this Agreement.

WITNESSETH:

WHEREAS, the Company and Executive desire to enter into an agreement setting forth the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and understandings contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2.          Position and Duties.

(a)          During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company, and shall have the normal duties, responsibilities and authority of such offices.

(b)          Executive shall devote Executive’s reasonable best efforts and substantially all of Executive’s business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity, and reasonable time for participation in charitable or professional affiliation organizations) to the business and affairs of the Company and its Affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner. Executive shall comply with all Company policies and procedures and all applicable local, state, and federal laws.

3.          Base Salary; Benefits and Bonuses.

(a)          During the Employment Period, Executive’s base salary shall be One Hundred Twenty Thousand Dollars ($120,000) per annum (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices as may be in effect from time to time. The Base Salary shall be subject to deduction and withholding authorized or required by applicable law. In addition, during the Employment Period, Executive shall be entitled to receive such perquisites and fringe benefits and participate in all of the Company’s employee benefit programs and/or plans for which senior executive employees of the Company are generally eligible in accordance with the policies of the Company in effect from time to time.

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(b)               Executive shall be entitled to receive three million (3,000,000) shares of the Common Stock, $0.001 par value, of the Company (the “Common Stock”) during the Employment Period. One Million (1,000,000) shares of Common Stock shall vest on each one-year anniversary of the Effective Date, commencing in 2014 and shall be fully vested on the third anniversary of the Effective Date in 2016. Executive acknowledges and agrees that the Common Stock will not be registered under the Securities Act of 1933, as amended, and will carry a restrictive legend to the effect that the shares of Common Stock may not be transferred absent such registration or pursuant to an exemption from registration. On each one-year anniversary of the Effective Date for three years, the Company will deliver to Executive a stock certificate representing 1,000,000 shares of Common Stock that have vested as of such date. Executive agrees to execute and deliver such other documentation requested by the Company, including but not limited to a Subscription Agreement, necessary or desirable in connection with the issuance of the Common Stock. Executive must be employed by the Company on each anniversary date to receive shares and shall not be eligible to receive a pro-rate amount of shares in the event he is employed less than the full year preceding each anniversary date.

(c)          The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d)          The Executive shall have (14) days of Personal Time Off during each Fiscal Year. The Personal Time Off may be used for vacation, sick leave, or for personal business. The Executive’s compensation will be paid in full during his use of his Personal Time Off. The amount of Personal Time Off will be prorated for any portion of a Fiscal Year (or Fiscal Years of less than twelve (12) months) during which Executive is employed under this Agreement.

4.          Term; Termination.

(a)          The Employment Period shall end on the third (3rd) anniversary of the Effective Date; provided, that, (i) the Employment Period shall terminate immediately upon Executive’s death, resignation (which must be accompanied by at least sixty (60) days’ prior written notice) or Disability, (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause or without Cause (any such termination without Cause must be accompanied by at least sixty (60) days’ prior written notice, and the Company may require Executive not to perform his duties hereunder or enter Company premises during the period prior to the date that any such termination without Cause becomes effective), and (iii) the Employment Period may be terminated by Executive at any time for Good Reason or for any reason (with at least sixty (60) days’ prior written notice); provided further that, in the event the Company wishes to terminate the Employment Period for Cause solely based on events described in clauses (iii) and/or (ix) of the definition of “Cause”, the Company shall provide Executive with written notice of such intention and such termination shall not become effective until the sixth (6th) day after such notice is delivered to Executive (provided that the Company shall be permitted to withdraw such notice at any time prior to such sixth (6th) day, and provided further that the Company may require Executive not to perform his duties hereunder or enter Company premises during the period prior to the date that such termination becomes effective); provided further that, in the event Executive wishes to terminate the Employment Period for Good Reason based on events described in clause (ii) of the definition of “Good Reason”, Executive shall provide the Company with written notice of such intention and such termination shall not become effective until the sixth (6th) day after such notice is delivered to the Company (provided that Executive shall be permitted to withdraw such notice at any time prior to such sixth (6th) day). At the end of the initial term, this Agreement shall automatically renew for additional one (1) year terms, unless either party provides notice of non-renewal at least sixty (60) days prior to the expiration of such initial term or any renewal term.

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(b)          Upon a termination of the Employment Period, other than a termination prior to the end of the Employment Period by the Company without Cause or by the Executive within thirty (30) days of the occurrence of Good Reason, all future compensation or bonuses to which Executive would otherwise be entitled and all future benefits for which Executive would otherwise be eligible shall cease and terminate as of the date of such termination; provided, that Executive shall receive any salary earned through the date of termination, payable pursuant to the Company’s general payroll practices as may be in effect from time to time and subject to deduction and withholding authorized or required by applicable law.

(c)          Upon a termination of Executive’s employment prior to the end of the Employment Period by the Company without Cause or by Executive within thirty (30) days of the occurrence of Good Reason, the Company shall pay and/or provide Executive, in consideration of Executive’s continuing obligations hereunder after such termination (including, without limitation, Executive’s non-competition obligations), an amount equal to Executive’s then current Base Salary for a period of (3) months, payable bi-weekly and otherwise pursuant to the Company’s regular payroll policies. The payments described above shall be subject to Executive’s execution and delivery to the Company within 30 days of the date of termination an executed Separation Agreement and General Release in a form approved by the Company.

(d)          The parties agree that the obligations created in Sections 5, 6, 8, 12, 15, and 16 of this Agreement will survive the termination of Executive’s employment with the Company.

5.          Confidential Information. The Company will provide Executive with confidential and proprietary information concerning the business and affairs of the Company and its Affiliates, and Executive acknowledges that such information, along with other data and observations obtained by Executive while employed by the Company (prior to or after the date hereof) (“Confidential Information”) shall be the property of the Company or such Affiliate. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that (a) the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions, or (b) the disclosure of Confidential- Information is made in response to a valid order of a court or other governmental body, or was otherwise required by law. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Affiliate which Executive may then possess or have under Executive’s control.

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6.          Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods,- designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Affiliates (“Work Product”) belong to the Company or such Affiliate. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.          Intentionally Deleted.

8.          Enforcement. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Executive agrees that the restrictions contained in Sections 5, 6 and 8 of this Agreement are reasonable.

9.          Withholding. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive under this Agreement between the Company and any of its Affiliates, on the one hand, and Executive and any of his Affiliates, on the other hand, any United States federal, state or local or non-United States withholding taxes, excise taxes or employment taxes (collectively, “Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates under this Agreement (including wages and bonuses). In the event that the Company or any of its Affiliates incorrectly makes or fails to make such deductions or withholdings, (a) Executive shall, within thirty (30) calendar days after receipt of a reasonably detailed written notice from the Company, reimburse the Company and its Affiliates for any such amounts paid by the Company with respect to Taxes attributable to Executive but not deducted or withheld from Executive by the Company and (b) the Company and its Affiliates shall, within thirty (30) calendar days after the Company determines that it has incorrectly made any deduction or withholding, pay to the Executive any amounts deducted or withheld from Executive in excess of the Taxes attributable to Executive (to the extent such amounts have not been paid to a government authority).

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10.         Insurance. The Company or any of its Affiliates may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

11.         Corporate Opportunities. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which the Executive becomes aware which relate to the Company’s business at any time during the Employment Period.

12.         Executive’s Cooperation. During the Employment Period and at any time thereafter, Executive shall, at reasonable times and with due regard for his other obligations, cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third Person as reasonably requested by the Company or any of its Affiliates (including Executive being available to the Company and its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any of its Affiliates’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Affiliates all pertinent information and turning over to the Company and its Affiliates all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). Following the termination or expiration of the Employment Period, if the Company or any of its Affiliates requires the Executive’s cooperation in accordance with this Section 12, the Company or such Affiliate shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts, and the Company shall pay to Executive a fee equal to Two Hundred Dollars ($200) per hour for Executive’s time spent in connection with such matters.

13.         Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with” as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

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“Board” means the board of directors or managers, as the case may be, of the Company.

“Cause” means, with respect to Executive, one or more of the following, in each case as determined by the Board in good faith: (i) Executive is formally charged by a governmental agency or authority with a felony or other crime involving moral turpitude (not including a felony or other crime based upon the operation of a motor vehicle while under the influence of alcohol), (ii) an intentional act or omission by Executive involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers; (iii) failure to perform material duties as lawfully directed by the Board which is not cured to the Board’s reasonable satisfaction within five (5) days after written notice thereof to Executive; (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Affiliates to the material disadvantage or detriment of the Company and/or its Affiliates; (v) breach of fiduciary duty which results in material harm to the Company; (vi) gross negligence or willful misconduct with respect to the Company or any of its Affiliates (which, in the case of gross negligence, results in material harm to the Company); (vii) continued or repeated absence from the workplace, unless such absence is (A) in compliance with this Agreement, Company policy or approved or excused by the Board or (B) is the result of Executive’s illness or Disability; (viii) continued abuse of alcohol or illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or its Affiliates substantial public disgrace or disrepute or substantial economic harm; or (ix) any other material breach of this Agreement which is not cured to the Board’s reasonable satisfaction within five (5) days after written notice thereof to Executive.

“Disability” means Executive’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively Executive’s duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least ninety (90) consecutive days or for shorter periods aggregating thirty (30) business days (whether or not consecutive) during consecutive three (3) month periods, as determined by an independent physician.

“Fiscal Year” means the fiscal year of the Company.

“Good Reason” means the occurrence of any of the following events without Executive’s express written consent:

(i)         The assignment to Executive by the Board of any duties or responsibilities which are materially inconsistent with Executive’s position as Chief Executive Officer, or a material reduction in the duties and responsibilities previously exercised by Executive, or a loss of the title of Chief Executive Officer, except in connection with the termination of his employment for Cause or Disability, or as a result of Executive’s death;

(ii)        Any material breach by Company of any provision of this Agreement which is not cured to the Executive’s reasonable satisfaction within five (5) days after written notice thereof has been provided to the Board; or

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(iii)       A required permanent relocation by Company of Executive to a location which is more than fifty (50) miles outside Dallas, Texas.

The expiration of the Employment Period or the termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

14.         Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the addresses indicated below:

If to Executive:	Lawrence Pemble
3824 Cedar Springs Road
Apt #749, Dallas, Texas 75219

If to the Company:	Gray Fox Petroleum Corp.
3333 Lee Parkway, Suite 600
Dallas, Texas 75219
Attn: Lawrence Pemble

with a copy (which shall not constitute notice to the Company) to:

Hallett & Perrin, P.C.
1445 Ross Ave.,
Suite 2400
Dallas, Texas 75202

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered or sent by overnight courier service or, if mailed, five (5) days after deposit in the U.S. mail.

15.         Non-disparagement. The Executive agrees and promises that, during the term of and after the termination of this Agreement (regardless of whether the Executive is terminated with or without Cause, voluntarily resigns or otherwise), not to make any libelous, disparaging or otherwise injurious statements about or concerning the Company, its officers, employees or representatives. Such prohibited statements include any statement that is injurious to the business or business reputation of the Company, its Affiliates or their employees or representatives. Nothing herein shall prevent Executive or the Company from complying with applicable law or orders.

16.         Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE EXECUTIVE SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

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17.         General Provisions.

(a)         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)         Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)         Counterparts. This Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date first written above. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(d)         Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided, that, the rights and obligations of Executive under this Agreement shall not be assignable.

(e)         Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(f)         Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g)         Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company (as approved by the Board) and Executive.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

COMPANY:	GRAY FOX PETROLEUM CORP.

Date: July 8, 2013	By: /s/ Lawrence Pemble
Name: Lawrence Pemble
Title: President / CEO

EXECUTIVE:

Date: July 8, 2013	/s/ Lawrence Pemble
Name: Lawrence Pemble

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